Exhibit 10.9

PURCHASE AND SALE AGREEMENT

Between

LUMA AT WEST PALM BEACH, LLC

And

COTTONWOOD COMMUNITIES O.P., LP

i

EXHIBITS:

Exhibit A	Legal Description of the Land
Exhibit B	List of Tangible Personal Property
Exhibit C	List of Property Information
Exhibit D	Certification
Exhibit E	List of Contracts
Exhibit F	Rent Roll
Exhibit G	Form of the Deed
Exhibit H	Bill of Sale
Exhibit I	Lease Assignment
Exhibit J	Contract Assignment
Exhibit K	Adjoining Land

ii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of the date last executed by the parties hereto (the “Effective Date”) executed by and between Luma at West Palm Beach, LLC, a Delaware limited liability company (“Seller”), and Cottonwood Communities O.P., LP, a Delaware limited partnership (“Buyer”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. That certain tract of land located at approximately 7130 Okeechobee Blvd., West Palm Beach, FL 33411, being more particularly described on Exhibit A attached hereto and made a part hereof (“Land”).

(b) Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including, without limitation, any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way and all water, mineral, and similar rights or privileges.

(d) Improvements. All improvements, structures and related amenities (“Improvements”) in and on the Land, including, but not limited to, a total of 245 apartment units and related amenities known as Luma at West Palm Beach.

(e) Leases. Seller’s interest under all leases of space in the Property, concession leases, and all tenant pet, security or other deposits (whether refundable or non-refundable) held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement) (“Leases”).

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, heating, plumbing, ventilation and air conditioning systems, pool and spa equipment, repair and maintenance supplies and equipment, furniture, carpet, drapes and other personal property, if any, owned by Seller and located on or about (or used in connection with the operation of) the Land and the Improvements, as more particularly set forth on Exhibit B attached hereto (collectively, “Tangible Personal Property”).

(g) Contracts. Seller’s interest (to the extent the same is assignable) under the Contracts (as defined in Section 4.9 of this Agreement), other than the Rejected Contracts (as defined hereinafter).

(h) Intangible Property. All intangible property, if any, owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, transferable utility contracts, transferable telephone exchange numbers, plans and specifications, permits, licenses, entitlements, advertising materials, surveys, engineering plans and studies, floor plans, landscape plans and all assignable warranties and guarantees relating to the Property or any part thereof, BUT, excluding, specifically, the name “Luma at West Palm Beach,” and the URL www.lumawestpalm which name and URL Seller hereby agree to license to Buyer for a period of up to 90 days after Closing (collectively, “Intangible Property”).

ARTICLE 2

PURCHASE PRICE

Section 2.1 Purchase Price. The purchase price (“Purchase Price”) for the Property shall be Sixty-Seven Million Dollars ($67,000,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Buyer to Seller at the Closing by wire transfer of immediately available funds to the Escrow Holder on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Holder.

ARTICLE 3

EARNEST MONEY

Section 3.1 Earnest Money. The escrow holder for the transaction contemplated in this Agreement will be First American Title Insurance Company, 215 South State Street, Suite 380, Salt Lake City, UT 84111, Suite 380, Salt Lake City, Utah 84111, Attn: Jacqueline Harrah (801) 578-8827 (“Escrow Holder”), as agent for First American Title Insurance Company (“Title Company”).

Within two (2) business days after the Effective Date, Buyer shall deliver to Escrow Holder an earnest money deposit in the amount of One Million Dollars ($1,000,000.00) (“Earnest Money”).

Section 3.2 Refund of Earnest Money. If Buyer terminates this Agreement in accordance with any right to terminate granted to Buyer by the terms of this Agreement or if Seller terminates this Agreement for any reason other than Buyer’s default, the Earnest Money shall be returned to Buyer by the Escrow Holder, and no party hereto shall have any further obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (“Surviving Obligations”). In all other events, should the Agreement fail to close for any reason, the Earnest Money shall belong to Seller and shall be delivered to Seller by Escrow Holder, and no party shall have any further obligations under this Agreement except for the Surviving Obligations. If the Closing occurs, the Earnest Money will be applicable to the Purchase Price.

Section 3.3 Independent Consideration. In any event or circumstance in which Buyer shall be entitled to the return of the Earnest Money, the amount of One Hundred and No/100 Dollars ($100.00) (“Independent Agreement Consideration”) shall be withheld therefrom and delivered to Seller, which amount the parties bargained for and agreed to as consideration for Seller’s grant to Buyer of Buyer’s exclusive right to purchase the Property pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement. This Independent Agreement Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is non-refundable under any circumstances, and shall be retained by Seller notwithstanding any other provisions of this Agreement.

ARTICLE 4

CONDITIONS TO CLOSING

Section 4.1 Seller’s Obligations. Prior to the Effective Date, Seller delivered or caused to be made available to Buyer true, correct and complete legible copies of the items listed in Exhibit C attached hereto (collectively, “Property Information”). Throughout the term of the Contract, Seller shall, and shall cause the Property’s staff to, provide such other information related to the Property as Buyer shall reasonably request, including, but not limited to monthly rent rolls and operating statements. Seller shall allow “Buyer’s Representatives” (as defined below) a limited license to access the Property for the purpose of conducting any due diligence reasonably related to the purchase of the Property, subject to the following limitations:

(a) Such access shall be at reasonable times during regular business hours and shall not materially interfere with the operation of the Property or the rights of tenants.

(b) Buyer shall coordinate, providing 36 hours prior written notice, with Seller and Seller’s property manager prior to and during each visit to the Property by any Buyer’s Representatives and representatives of Seller may accompany Buyer’s Representatives during each such visit. Notwithstanding for foregoing, for Buyer’s inspection of occupied units Buyer shall provide 48 hours prior written notice, with Seller and Seller’s property manager prior to such inspection by any Buyer’s Representatives and representatives of Seller may accompany Buyer’s Representatives during each such inspection.

(c) Buyer’s Representatives shall not contact any tenant without Seller’s prior written consent (which consent may be given by e-mail) and Seller or its designated representative shall have the right to be present (whether telephonically or in person) during any conversations between Buyer and any tenant.

(d) Seller or its designated representative shall have the right to (i) be present for any physical inspections or testing of the Property, and (ii) pre-approve any invasive or destructive testing of the Property.

(e) Prior to such time as any Buyer’s Representatives enter the Property, Buyer shall maintain insurance and provide to Seller certificates of insurance (including any endorsements necessary to provide the coverage required by this paragraph) as evidence of the following insurance policies covering the activities of Buyer and each Buyer’s Representative: (i) commercial general liability insurance (occurrence form) with limits of not less than $1,000,000 for each occurrence and $2,000,000 general aggregate; (ii) worker’s compensation and employer’s liability insurance with limits of not less than those required by law; and (iii) commercial automobile liability coverage having a combined single limit of $1,000,000 for each accident. Each commercial general liability policy and automobile liability policy shall be endorsed to name the following entities as additional insureds: the Property’s owner, owner’s manager, owner’s construction manager, lender and property manager. All referenced policies shall be endorsed to provide a waiver of subrogation with respect to Seller and all other entities to be named as additional insureds as set forth hereinabove. All insurance carriers must be authorized to do business in the State in which the Property is located and have a minimum A.M. Best rating of A- VII or, if not rated by A.M. Best, have an equivalent rating by Moody’s, Fitch, or Standard & Poor’s.

(f) All due diligence shall be at Buyer’s sole expense and shall be conducted in accordance with applicable laws, including without limitation, laws relating to worker safety and the proper disposal of discarded materials.

(g) Buyer acknowledges that, except as otherwise explicitly represented in this Agreement, neither Seller nor its property manager has made nor makes any warranty or representation regarding the truth, accuracy or completeness of the Property Information or the source(s) thereof. Buyer further acknowledges that some if not all of the Property Information was prepared by third parties other than Seller and its property manager. Seller and its property manager expressly disclaim any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Information, or in any other written or oral communications transmitted or made available to Buyer. Buyer shall rely solely upon Buyer’s own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller and its property manager have not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Information and are providing the Property Information solely as an accommodation to Buyer. This Section 4.1(g) will survive the termination of this Agreement.

As used herein, “Buyer’s Representatives” shall mean Buyer and any officers, directors, employees, agents, affiliates, consultants, representatives, property manager, lenders and attorneys of Buyer, and any existing or prospective direct or indirect owner of any beneficial interest in Buyer who conduct due diligence or are otherwise involved in the transaction.

Section 4.2 Title Commitment.

(a) At Closing, Seller shall convey good and indefeasible fee title, and Buyer shall accept fee title, to the Property, subject only to the “Permitted Encumbrances” (defined below). Within ten (10) days following the Effective Date, Buyer shall obtain a commitment for an ALTA 2006 Form of Owner’s Policy of Title Insurance with extended coverage to be issued by the Title Company in the amount of the Purchase Price, naming Buyer as the insured and insuring good and indefeasible fee simple title to the Property, together with legible copies of all exceptions listed therein (“Title Commitment”). Buyer shall have until 6 pm MDT on April 15, 2019 (“Title Objection Deadline”) to deliver to Seller written notice of Buyer’s objections to matters disclosed in the Title Commitment and the Survey (“Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Buyer’s objections to title and the Survey; subject, however, to Seller’s obligation to remove all Seller Removal Items (as defined below) by Closing without any requirement for Buyer to object to the same. Seller shall notify Buyer in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title and Survey objections, if any, Seller has agreed to cure. If Seller does not undertake to cure all of the objections in the Title Objection Letter to Buyer’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Buyer shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such objection in writing and proceed to Closing (in which event such waived title objection shall be deemed to be a “Permitted Encumbrance,” as defined below), or (ii) terminate this Agreement and receive an immediate refund of the Earnest Money. All exceptions set forth in the Title Commitment and on the Survey which are not objected to by Buyer in Buyer’s Title Objection Letter (excluding any Seller Removal Items) are herein collectively called “Permitted Encumbrances.”

(b) If any update to the Title Commitment or Survey indicates the existence of any liens, encumbrances or other defects or exceptions (“New Title Exception”) which were not shown in the initial Title Commitment or Survey and that are unacceptable to Buyer, Buyer shall within five (5) days after receipt of any such update to the Title Commitment or Survey notify Seller in writing of its objection to any such New Title Exception (“Updated Title Objection Letter”). Resolution of the Updated Title Objection Letter will be treated with the same notice and response processes and those remedies available for resolution of the Title Objection Letter objections found in Section 4.3(a).

(c) Buyer shall reasonably cooperate with Seller, at no additional cost or expense to Buyer and without material disruption to the Property’s operations, to a limited drainage easement over specified portions of the Property and assuming that such easement would not overburden the Property’s existing drainage facilities (the “Drainage Easement”). Buyer acknowledges that Seller has delivered to Buyer a draft of the Drainage Easement prior to the Effective Date and Buyer and Seller agree to negotiate to finalize and approve the Drainage Easement prior to the Title Objection Deadline. Once finalized and approved, Buyer shall record the Drainage Easement in the real property records of Palm Beach County and the Drainage Easement shall be deemed a Permitted Encumbrance.

Section 4.3 Seller Removal Items. Notwithstanding anything to the contrary herein, Seller shall, prior to or contemporaneous with Closing, eliminate by paying, bonding around or otherwise discharging of record in a manner satisfactory to Buyer (i) any Title Objections that Seller has agreed to remove (“Seller Removal Exceptions”), and (ii) any mortgages, deeds of trust, deeds to secure debt, delinquent real property taxes, special taxes and assessments, mechanics’ or other liens or monetary judgments, including but not limited to those accrued or accruing under the “Notice of Violation” from the City of West Palm Beach dated July 18, 2018, or that appear on the Title Commitment or otherwise affect the Property (collectively the “Monetary Obligations”) (the Seller Removal Exceptions and the Monetary Obligations collectively, “Seller Removal Items”). If Seller elects not to eliminate all of the Seller Removal Items to the sole satisfaction of Buyer, Buyer may: (i) deduct from the Purchase Price at Closing the value of any Seller Removal Items and proceed to Closing; (ii) terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (A) the Closing Date, (B) five (5) business days after Seller’s written notice to Buyer of Seller’s intent to not cure one or more of such Seller Removal Items, or ten (10) days after the Updated Title Objection Letter, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to this Section 4.3, the Earnest Money shall be returned to Buyer and neither party shall have any obligations hereunder other than the Surviving Obligations.

Section 4.4 Survey. Prior to the Effective Date, Seller has provided Buyer with an existing survey of the Property prepared by a licensed surveyor. Buyer may, at its sole cost and expense, may obtain a new ALTA survey of the Property prepared by a licensed surveyor, which may be an update of the existing survey delivered by Seller to Buyer and which shall be sufficient for purposes of deleting any “survey exceptions” from the title policy to be issued pursuant to the Title Commitment (“Survey”). The Survey shall be made in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA, ACSM and NSPS in 2005, and includes items 1 through 4, 6 through 11, 13 through 16 and 19 (all inclusive) of Table A thereof and shall be certified to Buyer, its successors and assigns, and its lender. Seller agrees to cooperate with any reasonable requirements of Buyer’s lender in connection with the Survey, provided that Buyer pays any additional costs of the surveyor.

Section 4.5 Contracts. The term “Contracts” means all of the service contracts, equipment leases or maintenance agreements affecting the Property as listed on Exhibit E hereto. Buyer (i) shall assume at Closing all Contracts designated as “non-terminable” on Exhibit E hereto and (ii) shall notify Seller prior to April 15, 2019 which Contracts designated as “terminable” on Exhibit E hereto, if any,

Buyer will assume at Closing. All other Contracts (“Rejected Contracts”) must be terminated by Seller not later than Closing.

Section 4.6 Environmental Inspection. From the Effective Date through the Environmental Inspection Deadline, subject to the limitations in Section 4.1, Buyer, lender and each of their respective contractors may perform any necessary environmental tests, inspections or investigations on the Property; provided, however Buyer shall not do any invasive testing at the Property, including without limitation a so called “Phase II” environmental study or testing which would otherwise damage or disturb any portion of the Property, without Seller’s prior written consent thereto, which consent may be granted or withheld in Seller’s sole discretion, and further provided, that if the results of any initial testing necessitate further invasive testing as demonstrated by Buyer to Seller, and Seller fails to approve Buyer’s request for invasive testing, at any time prior to Closing, Buyer may terminate this Agreement and Escrow Holder shall refund the Earnest Money to Buyer and Seller shall pay Buyer all of Buyer’s reasonable third party out of pocket costs associated with its investigation of the Property and negotiation of the transaction contemplated in this Agreement. Buyer may, in its sole and absolute discretion, terminate this Agreement in the event there is an material adverse result in the inspections related to the environmental condition of the Property by delivering written notice to Seller until 6pm MDT on April 15, 2019 (“Environmental Inspection Deadline”), and receive an immediate refund of the Earnest Money.

Section 4.7 Buyer’s Representations and Warranties. Buyer hereby makes the following representations and warranties, each of which is true and correct on the date hereof, shall be deemed repeated as of the Closing with the same force and effect as if made at that time and will survive the Closing:

(a) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) Buyer has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Buyer under this Agreement;

(c) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Buyer, or any partner or related entity or affiliate of Buyer, is a party or by which Buyer, any partner or related entity or affiliate of Buyer, or any of Buyer’s assets is bound;

(d) no petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Buyer, (e) Buyer will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and covered under Title 1, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property, and

(e) Buyer has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11 sdn.pdf> or at any replacement website or other replacement official publication of such list and is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. The Buyer’s representations and warranties set forth in this Section 4.7 shall survive the Closing or termination of this Agreement.

Section 4.8 Seller’s Representations and Warranties and Covenants.

(a) Seller hereby makes the following representations and warranties, each of which is true and correct on the date hereof, shall be deemed repeated as of the Closing with the same force and effect as if made at that time:

(i) Seller is a limited liability company duly organized and validly existing under the laws of the state of Delaware. Seller is fully authorized to own and operate the Property in the manner in which the Property is currently operated. This Agreement has been duly authorized, executed and delivered by Seller and is a valid and binding obligation of Seller. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) be in violation of Seller’s organizational documents, (ii) conflict with or result in a breach of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller; or (iii) constitute a breach of any agreement to which Seller is a party or by which Seller is bound, and (iv) the persons executing this Agreement on behalf of Seller have the authority to do so, and the execution and performance of this Agreement shall be binding on Seller.

(ii) No claim, action, litigation, arbitration or other proceeding relating to the Property (including but not limited to any condemnation action) or action to alter or restrict the zoning or other use restrictions applicable to the Property is pending, or to the Seller’s knowledge, threatened against the Seller or involving or affecting the Property; and are no judgments, decrees, or orders against Seller with respect to the Property; there is no plan, study or effort by an governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property. The Property is zoned for its current use and to Seller’s knowledge, the Property is not in violation thereof.

(iii) Seller has no knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Laws,” as defined below) concerning the Property, which have not been fully remedied. Seller has no knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property. There are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with Environmental Laws, there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Laws and the Property has not been used for the generation, storage or disposal of Hazardous Materials.

(iv) Seller has no knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation or similar proceedings or any actions or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements, Seller has received no written notice of (and otherwise has no knowledge of) any plan, study or effort by any governmental authority or agency which in any way may or could materially impair the continued use and operation of the Property as currently used and operated. Except for the Notice of Violation, a copy of which has been delivered to Buyer, Seller has received no written notice and has no actual knowledge of (a) any existing or any pending governmental agency or court orders requiring repair, alteration or correction of any existing condition on the Property; or (b) any pending liens or special assessments to be made against the Property by any governmental authority.

(v) except for the Property’s existing Property Management Agreement which shall be terminated at Closing, the list of the Contracts attached hereto as Exhibit E is true, correct and complete in all material respects as of the date hereof, and there are no other service contracts, equipment leases or maintenance agreements affecting the Property except as listed thereon. To Seller’s knowledge, there exists no actual, claimed, or threatened defaults, nor any actual, claimed, or threatened events which, with the passage of time, the giving of notice, or both, will constitute a default under any such Contract and to Seller’s knowledge there exist no actual, claimed, or threatened claims, defenses, or rights of set off by any party against the other thereunder.

(vi) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

(vii) except for those tenants in possession of the Property under written leases for space in the Property, as shown on the rent roll attached hereto as Exhibit F (“Rent Roll”), there are no parties in possession of, or claiming any possession to, any portion of the Property. To Seller’s knowledge, except for the Leases listed in the Rent Roll, there are no written or oral promises, understandings, agreements or commitments between Seller or its property manager and any tenant.

(viii) to Seller’s knowledge, except as may be appropriately prorated by the parties pursuant to Section 6.3, at Closing there will be no unpaid bills in connection with any repair or construction of the Property, or bills initiated by or for the benefit of Seller, that may result in the filing of a lien against the Property.

(ix) the Rent Roll (which is effective as of the date indicated thereon), and as the same shall be updated and recertified at Closing by Seller, is the same in all material respects as those used and relied upon by Seller in the ordinary course of Seller’s operation of the Property, and, to Seller’s knowledge, is true and correct in all material respects, and except as set forth in the Property Information, no concessions, discounts or other periods of free or discounted rent have been given. Except as set forth in the Property Information, there are no apartment locator fees, leasing commissions or tenant finish costs or allowances which would be payable by Buyer after the Closing, whether in connection with any Lease or otherwise.

(x) no tenant has prepaid rent, or is entitled to any work (not yet performed) or consideration (not yet given) in connection with the tenancy. Seller has not given nor received any written notice of any default or breach under any Lease which has not been cured, nor, to Seller’s knowledge, does there exist any current default or breach on the part of the Landlord, or any tenant thereunder which has not been cured, and (c) except as set forth in the Property Information, no rebates, rental concessions, free-rent periods, credits, setoffs, or rent reductions relating to any period after the Closing have been given under any Lease, and no tenant is making any claim against Seller or the Property or any portion thereof or is entitled to or is claiming the same.

(xi) the Tangible Personal Property and Intangible Property sold to Buyer hereunder shall be conveyed to Buyer at Closing free and clear of any liens or encumbrances, except the Permitted Encumbrances. There is no personal property owned by Seller necessary for the ownership, operation, use, occupancy, leasing, or management of the Property, used at the Property but located off-site.

(xii) the financial statements delivered by Seller to Buyer pursuant to Section 4.1 hereof, and all other information delivered by Seller to Buyer pursuant to Section 4.1 hereof, are true, correct and complete in all material respects and do not contain any material misstatements or omissions.

(xiii) there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Buyer or the Property after the Closing.

(xiv) to Seller’s knowledge, there are no unrecorded or undisclosed documents which affect title to the Property and there are no grounds for any association, declarant or easement holder to make any claims that a covenant or restriction recorded against the Property has been violated or that an assessment is unpaid.

(xv) to Seller’s knowledge, except as otherwise disclosed to Buyer, all required governmental permits, approvals, and certificates of occupancy have been obtained for all of the Improvements and there are no outstanding violations thereunder.

(xvi) Seller has not transferred, by sale, assignment or otherwise, to any person, partnership, corporation or other entity, all or any portion of any right, title or interest which is may have in and to the Property or granted any options, rights of first refusal or similar rights with respect to the Property, except as security for one or more loans, which security interest(s) shall be released at or prior to Closing.

(xvii) At the time of Closing, to Seller’s knowledge there will not be any unsatisfied obligations arising from the construction, ownership, maintenance, or operation of or otherwise relating to the Property, which could give rise to any mechanic’s liens, with respect to any work performed by or for the benefit of the Seller between the date of this Contract and the Closing. To Seller’s knowledge, at Closing, there will be no unpaid bills in connection with the operation of the Property that are not otherwise provided for under Section 6.3 of this Agreement.

(xviii) Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (“Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called “Orders”).

(xix) Neither Seller nor any beneficial owner of Seller:

(1) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as “Lists”);

(2) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists; or

(3) shall transfer or permit the transfer of any interest in Seller or any beneficial owner in Seller to any person who is or whose beneficial owners are listed on the Lists.

(b) For purposes of this Agreement, “Hazardous Materials” shall mean, without limitation, any substance which is or contains: (i) any “hazardous substance,” as defined by CERCLA or any other applicable Environmental Law; (ii) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended, or any other applicable Environmental Law; (iii) any new, unrefined, refined or used petroleum or petroleum hydrocarbon product or blend thereof; (iv) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (v) polychlorinated biphenyls (PCBs); (vi) radon gas; (vii) any pesticide, herbicide or other agricultural chemical; (viii) any pollutant or contaminant, or hazardous, dangerous, biohazardous, radioactive or toxic chemical, material or substance, within the meaning of, or regulated by, any federal, state or local law (including Environmental Laws), regulation, ordinance or requirement (including consent decrees and administrative orders), relating to or imposing responsibility, liability or standards of conduct, concerning any hazardous, toxic or dangerous waste, substance or material, or otherwise relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste, into the environment, including, without limitation, ambient air, surface water, groundwater, sediment, land, soil, or subsurface, all as amended or hereafter amended; or (ix) any other material or substance now, or in the future, defined as or regulated under any Environmental Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” “biohazard” or “radioactive substance.” “Environmental Laws” shall mean any present or future federal, state or local laws, statutes, codes, ordinances, rules, regulations, standards, policies, court orders, decrees, administrative orders, guidelines or other governmental directives, as well as common law, relating to protection of human health or safely or the environment or relating to Hazardous Materials, including without limitation, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), and any law, statute, regulation, rule or ordinance of the state in which one or more of the Properties is located and any other governmental entity with actual or asserted jurisdiction over the Property or part thereof, concerning such hazardous, special or toxic materials, wastes or substances or any judicial, administrative, or otherwise binding and applicable interpretation of any such laws, rules or regulations.

(c) Any representations qualified to the “knowledge” of Seller as used in this Agreement means the current actual knowledge of Charles M. Scardina, Jr., without any duty of inquiry or investigation. In no event shall such named individual, or any member, manager, employee or agent of Seller, have any personal liability for breach of the representations and warranties set forth in this Agreement.

(d) Each of the representations and warranties of Seller contained herein shall be shall survive the Closing for a period of nine (9) months. Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such nine (9) month period shall not be valid or effective, and Seller shall have no liability with respect thereto. Under no circumstances shall Seller be liable to Buyer for more than $670,000.00 in any individual instance or in the aggregate for all representations and warranties of Seller under this Agreement, nor shall Buyer be entitled to bring any claim for such matters unless the claim (either in the aggregate or as to any individual claim) exceeds $25,000.00.

Section 4.9 Access Covenants.

(a) If this Agreement or Buyer’s rights hereunder are terminated, then upon the request of Seller, Buyer shall deliver promptly to Seller copies of the written results of any inspections, tests, studies, and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representatives in connection with Buyer’s due diligence, excluding any drafts, attorney-client privileged communications, or internally generated work product. Notwithstanding the delivery of such written results, Seller acknowledges that it shall not be entitled to rely upon the same. The provisions of this Section 4.9(a) shall survive any termination of this Agreement.

(b) Except in connection with (i) the preparation of a so-called “Phase I” environmental report with respect to the Property, or (ii) obtaining a customary zoning compliance letter from applicable governmental authorities with respect to the Property (provided that the same may be obtained without an inspection of the Property by any governmental authority), Buyer’s Representatives shall not contact any governmental official or representative regarding the Property without Seller’s prior written consent thereto, which consent shall be at Seller’s sole discretion. In addition, if Seller consents to any such governmental contact, Seller shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present (whether telephonically or in person) when any Buyer’s Representatives has any such contact with any governmental official or representative.

Section 4.10 Indemnity; Waiver and Release.

(a) Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations, of any kind or nature whatsoever (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (i) the breach of the terms of Sections 4.1 or 4.6, or (ii) the entry on the Property and/or the conduct of any due diligence by any Buyer’s Representatives; provided, however, that Buyer’s obligations under this Section 4.10 shall not apply to: (1) the mere discovery of a pre-existing environmental or physical condition at the Property so long as Buyer’s actions do not aggravate any pre-existing environmental or physical condition, or (2) such indemnification arises out of the gross negligence, willful misconduct or fraud of Seller. The foregoing indemnity shall survive any termination of this Agreement. As used herein, the term “Seller Parties” shall mean and include, collectively, (i) Seller; (ii) its counsel; (iii) Seller’s broker; (iv) Seller’s property manager; (v) any direct or indirect owner of any beneficial interest in Seller; (vi) any officer, director, employee, or agent of Seller, its counsel, Seller’s broker, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (vii) any other entity or individual affiliated or related in any way to any of the foregoing.

(b) Buyer, for itself and all of the other Buyer’s Representatives, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Property by Buyer’s Representatives, except to the extent caused by the gross negligence, fraud or willful misconduct of Seller. The provisions of this Section 4.10 (b) shall survive the termination of this Agreement.

ARTICLE 5

COVENANTS OF SELLER

Section 5.1 Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its replacement cost as stated under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, and to pay all premiums for such insurance prior to the applicable due dates.

Section 5.2 Operation of Property. From the Effective Date through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business substantially in accordance with Seller’s past practices with respect to the Property, or in such other manner as Seller and Buyer agree in advance in writing, normal wear and tear excepted, subject, however, to the requirements of Section 5.7. In addition, from and after the Effective Date, Seller agrees to allow Buyer or a representative of Buyer to observe and monitor management activities of or on behalf of Seller at the Property, including being present at the Property during business hours.

Section 5.3 Third-Party Contracts. Without the prior written consent of Buyer, from the Effective Date through and including the Closing Date, Seller agrees (i) to enter into only those new third-party contracts which are necessary to carry out its obligations under Section 5.2 and which shall be cancellable on thirty (30) days written notice and without payment of any fee or penalty and (ii) not to modify any existing Contract. Seller will promptly provide copies of any such contracts to Buyer.

Section 5.4 Leasing of Property. From and after the Effective Date and through and including the Closing Date, Seller agrees to not enter into any new leases, or amend, terminate or accept the surrender of any existing tenancies (except as provided under the terms of existing Leases), or directly or indirectly grant any rental concessions to any present or future tenant of the Property, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

Section 5.5 [INTENTIONALLY DELETED].

Section 5.6 Obligation to Provide Notices. Seller agrees to promptly provide Buyer with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property or (iv) any change in Seller’s representations and warranties. From and after the Effective Date hereof, Seller will provide Buyer with copies of all management and financial reports concerning the Property as and when received by Seller. Seller agrees that Buyer may contact Seller and its managing agent to obtain copies of and to discuss any management and financial reports prepared for the Property and to discuss the operation of the Property.

Section 5.7 Make-Ready. Seller agrees that all unoccupied apartment units located in the Property shall be placed in a make-ready condition by Seller on the Closing Date, at Seller’s sole expense, in accordance with Seller’s past operating procedures; failing which, Buyer shall receive a credit against the Purchase Price at Closing in amount equal to Seven Hundred Fifty and no/100th Dollars ($750.00) for each such unit which is not in made-ready condition on the Closing Date. Approximately five (5) business days prior to Closing, Seller and Buyer or Buyer’s representative shall conduct a walk-through of the Property. At such time, the parties shall agree as to the status of the number of units which are not made-ready and shall prorate the above credit based upon the percentage of completion of each such unit.

ARTICLE 6

CLOSING

Section 6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the closing (“Closing”) shall be held on May 15, 2019 (“Closing Date”). Buyer shall have the option to extend the Closing date for fifteen (15) days upon written notice to Seller at least five (5) business days prior to Closing date and by depositing an additional $250,000.00 with Escrow Holder which additional deposit shall be held and treated as Earnest Money. Seller and Buyer agree that the Closing shall be consummated through an escrow closing with the Escrow Holder acting as Escrow Holder.

Section 6.2 Possession. Subject to the Leases, sole and exclusive possession of the Property shall be delivered to Buyer at the Closing.

Section 6.3 Proration. All rents, other amounts payable by the tenants under the Leases, and all other income with respect to the Property for the month in which the Closing occurs (excluding all upfront or bonus payments paid under any contracts relating to the Property), and non-delinquent real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date with Buyer receiving the benefits and burdens of ownership on the Closing Date. Utilities shall be canceled by Seller and reestablished in Buyer’s name on the Closing Date. Any amounts unpaid under the Contracts which Buyer elects to assume at Closing shall be prorated between Seller and Buyer at Closing. To the extent there are any unpaid amounts due from Seller for utilities or under any Contracts, which are calculable at Closing, Seller shall provide evidence of the payment in full of the same to Buyer at Closing. The provisions of this Section 6.3 will survive the Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller. Subsequent to the Closing, if any such rents and other income are actually received by Buyer, all such amounts shall first be applied to post-closing rents and other amounts due to Buyer and the balance shall be paid by Buyer to Seller within thirty (30) days following Buyer’s receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller. If, subsequent to the Closing, any such rents and other income allocable to the period after the Closing Date are actually received by Seller, Seller shall immediately remit the same to Buyer. Seller agrees that, after the Closing, it will not be allowed to file any action in an effort against any tenant to collect any outstanding rents that remain owing to Seller after the Closing.

(b) If the Closing occurs before the tax rate or the assessed valuation of the Property is fixed for the then-current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation.

(c) All prorations are to be subject to post-Closing adjustments as necessary to reflect late relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments. Any such adjustments will be paid within thirty (30) days after request for payment.

Section 6.4 Closing Costs. Buyer shall pay, on the Closing Date, (a) one-half of any escrow fees and other customary charges of the Escrow Holder, (b) all title insurance costs relating to the cost of the premium for the Buyer’s standard title insurance policy, in the amount of the Purchase Price, issued pursuant to the Title Commitment (“Base Policy”) plus and additional coverage desired by Buyer in excess of the premium for the “Base Policy” (as defined below), including the cost of endorsements requested by Buyer and lender’s policies, (c) all costs relating to the Survey, including any revisions thereto, (d) all applicable mortgage taxes (provide, however, Seller agrees to reasonably cooperate with Buyer, at no cost to Seller, in the event Buyer is able to structure the transaction in a manner to reduce or minimize such taxes), and (e) the fees of Buyer’s counsel. Seller shall pay, on the Closing Date, (t) one-half of any escrow fees and other customary charges of the Escrow Holder, (u) the cost of recording the Deed and all applicable transfer taxes and documentary stamp taxes, (v) the costs of recording all mortgage payoffs, and (w) the fees of Seller’s counsel.

Section 6.5 Seller’s Obligations at the Closing. It shall be a condition precedent to Buyer’s obligations to close hereunder that at the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Holder reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Buyer (or cause to be delivered to Buyer) the following (which shall be delivered to Escrow Holder at least two (2) business days prior to the Closing Date):

(a) Deed. A Special Warranty Deed conveying the Land and the Improvements to Buyer, in the form attached to this Agreement as Exhibit G (“Deed”). The description of the Land provided with the Survey shall be the description used in the Deed.

(b) A bill of sale and assignment in the form attached hereto as Exhibit H (“Bill of Sale”).

(c) An assignment and assumption of leases and security deposits in the form attached hereto as Exhibit I (“Lease Assignment”).

(d) An assignment and assumption of service contracts and intangibles in the form attached hereto as Exhibit J (“Contract Assignment”).

(e) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Holder to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(f) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(g) Leases. The originals of all of the Leases, together with all security, pet and other deposits (whether refundable or non-refundable) and prepaid rents which, under the terms of the Leases in effect at Closing, are required to be returned to the tenants thereunder as set forth in the Rent Roll (which deposits and prepaid rents, at Buyer’s option, may be applied as a credit against the Purchase Price at Closing). The Leases shall be retained at the Property’s onsite office for Buyer.

(h) Contracts. The originals (or copies thereof) of all of the Contracts other than Rejected Contracts, and evidence that all Rejected Contracts have been cancelled shall be retained at the Property’s onsite office for Buyer.

(i) Management Agreement. Evidence of the termination of any and all existing management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(j) Affidavit. An affidavit in the form required by the Escrow Holder to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters.

(k) Updated Rent Roll. An updated Rent Roll, in a form acceptable to Buyer, dated no earlier than five (5) days prior to Closing showing, certified by Seller to be true, complete and correct, in all material respects.

(1) Title Policy. The Owner’s Policy of Title Insurance, issued by the Title Company, and in the form required by this Agreement.

(m) Keys and Records. All keys, books and records and tenant files.

(n) Certifications. A certification in the form attached hereto as Exhibit D (“Certification”).

(o) Other Documents. Such other documents as might reasonably and typically be required to consummate the transaction contemplated herein.

(p) Bankruptcy. Seller shall not be a debtor in any bankruptcy proceeding.

(q) No materially adverse change. The physical and financial condition of the Property shall be substantially the same on the Closing Date as of the Effective Date.

(r) Property Condition, Representations and Warranties. It shall be a condition precedent to Buyer’s obligations to consummate this transaction that all representations and warranties made herein by Seller are true and correct in all material respects as of the Closing Date, all covenants made by Seller herein are complied with and there has been no material change in the matters reflected in the Title Commitment or on the Survey, the financial statements, the operating statements or the Rent Roll provided to Buyer. If any such condition is not satisfied or waived in writing by Buyer, then Buyer, at its option, in addition to all other remedies, shall be entitled to terminate this Agreement and receive a return of the Earnest Money, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

Section 6.6 Buyer’s Obligations at the Closing. At the Closing, Buyer shall deliver to Seller the following:

(a) Purchase Price. The Purchase Price (less the amount of the Earnest Money), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Holder.

(b) Bill of Sale. A fully executed counterpart of the Bill of Sale.

(c) Lease Assignment. A fully executed counterpart of the Lease Assignment.

(d) Evidence of Authority. Such organizational and authorizing documents of Buyer as shall be reasonably required by the Escrow Holder to evidence Buyer’s authority to consummate the transactions contemplated by this Agreement.

(e) Other Documents. Such other documents as required by Escrow Holder to close.

Section 6.7 Documents to be Executed by Seller and Buyer. At the Closing, Seller and Buyer shall also execute and deliver the following:

(a) Tenant Notices. Signed statements or notices to all tenants of the Property notifying such tenants that the Property has been transferred to Buyer and that Buyer is responsible for security deposits (specifying the amounts of such deposits) returnable under the Leases. The amounts of the security deposits set forth in the tenant notices shall correspond to the security deposits set forth in the Rent Roll, as updated and certified by Seller in connection with the Closing.

ARTICLE 7

RISK OF LOSS

Section 7.1 Condemnation. If, prior to the Closing, action is initiated or threatened to take the Property, or any part thereof, by eminent domain proceedings or by deed in lieu thereof, Buyer may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Buyer at the Closing and there shall be no reduction in the Purchase Price.

Section 7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause (other than that caused by Buyer or Buyer’s agents) until the Closing has been consummated. If the Property, or any part thereof, suffers any damage equal to or in excess of Five Hundred Thousand and no/100 Dollars ($500,000.00) prior to the Closing from fire or other casualty, Buyer may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be paid and assigned to Buyer at the Closing and Buyer shall receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured loss. If the Property, or any part thereof, suffers any damage less than Five Hundred Thousand and no/100 Dollars ($500,000.00) prior to the Closing, Buyer agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date (plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured loss) and there shall be no other reduction in the Purchase Price.

ARTICLE 8

DEFAULT

Section 8.1 Breach by Seller. If Seller fails to consummate this Agreement for any reason, except due to: (a) Buyer’s default or (b) a termination of this Agreement by Buyer or Seller pursuant to a right to do so under the provisions hereof, Buyer shall be entitled to: (i) waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.10 below in connection with any legal proceedings instituted by either party or Escrow Holder with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this agreement to be performed after the Closing or Buyer’s rights to enforce those obligations; (ii) pursue within six (6) months of Closing an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement; or (iii) terminate this Agreement by notice to Seller and Escrow Holder to that effect, to recover the full amount of the Earnest Money and all earnings thereon and Seller; provided, however in the event of a willful or intentional default by Seller, Seller shall also pay Buyer all of Buyer’s actual and reasonable third party out of pocket costs associated with its investigation of the Property and negotiation of the transaction contemplated in this Agreement, in an amount not to exceed $50,000.00. Buyer expressly waives its rights to seek damages other than those stated in this Section 8.1 in the event of Seller’s default hereunder.

Section 8.2 Breach by Buyer. If Buyer fails to consummate this Agreement for any reason, except due to: (a) Seller’s default or (b) a termination of this Agreement by Buyer pursuant to a right to do so under the provisions hereof which would entitle Buyer to receive a refund of the Earnest Money, and if such failure continues for more than ten (10) business days after delivery to Buyer of written notice from Seller, then Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to the Earnest Money as liquidated damages (and not as a penalty). If Seller terminates this Agreement for any reason other than Buyer’s default, Seller shall not be entitled to recover the Earnest Money. Seller and Buyer have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such default, and Seller and Buyer agree that these sums represent reasonable compensation to Seller for such breach.

Section 8.3 Cancellation. If Buyer or Seller elects to terminate this Agreement as provided in Section 8.1 or Section 8.2, the canceling party shall give written notice of the cancellation to the other party and Escrow Holder. Upon cancellation by a party or automatic cancellation as provided in this Agreement, Escrow Holder shall disburse the Earnest Money in accordance with Section 8.1 or Section 8.2 and return all documents deposited in the Escrow to the party entitled to receive same. Upon delivery of money and documents, this Agreement and the Escrow will be deemed canceled and terminated, and except as provided in this Agreement, neither party will have any further liability or obligation under this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as FedEx Corporation, addressed to such party at the address specified below, or (d) on the date delivered by email or facsimile to the respective email address or numbers specified below, provided no rejection of delivery is received by the sending party. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	Luma at West Palm Beach, LLC
c/o Luma Communities, LLC
7593 Boynton Beach Blvd.
Suite 220
Boynton Beach, FL 33437
Attn: Charlie M. Scardina, Jr.
Tel: (561) 430-4870
Email: cscardina@Elev8Construction.com

With copy to:	JMG Realty, Inc.
5605 Glenridge Drive, Suite 1010
Atlanta, GA 30342
Attn: Karlton Jackson
Tel: (404) 995-1102
Fax: (404) 995-1182
Email: kjackson@jmgrealty.com

With copy to:	Morris, Manning & Martin, LLP
343 Peachtree Rd. NE, Suite 1600
Atlanta, GA 30326
Attn: Robert L. Rearden
Tel: (404) 495-3607
Fax: (404) 365-9532
Email: rrearden@mmmlaw.com

If to Buyer:	Cottonwood Communities O.P., LP
6340 S. 3000 E., Suite 500
Salt Lake City, UT 84121
Attn: Gregg Christensen, Esq.
Tel: (801) 278-0700
Fax: (801)278-0756
Email: gchristensen@cottonwoodres.com

With a copy to:	Holland & Hart, LLP
222 South Main, Suite 2200
Salt Lake City, UT 84101
Attn: Steve Clayton, Esq.
Tel: (801) 799-5746
Fax: (801) 618-3854
Email: saclayton@hollandhart.com

If to Escrow Holder:	First American Title Insurance Company
215 South State Street, Suite 380
Salt Lake City, UT 84111
Attn: Jacqueline Harrah
Tel: (801) 578-8827
Fax: (866) 344-5051
Email: jharrah@firstam.com

Section 9.2 Real Estate Commissions. Neither Seller nor Buyer has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Buyer has dealt with any broker or finder purporting to act on behalf of any other party, other than Walker & Dunlop, which will be paid a fee by Seller if this transaction closes pursuant to a separate agreement. Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Buyer or on Buyer’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding with Agent and/or any other person or entity alleged to have been made by

Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

Section 9.3 Entire Agreement. This Agreement and all of the exhibits as attached and as executed at Closing, embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

Section 9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

Section 9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

Section 9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Florida, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 9.7 Governing Law. This Agreement shall be governed by the laws of the State of Florida and the laws of the United States pertaining to transactions in such State.

Section 9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Buyer and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding the foregoing provisions of this Section 9.8, Buyer shall be entitled to assign this Agreement, without Seller’s consent, to an entity in which Buyer has a direct or indirect interest, including an affiliate of Buyer, provided, however, that, until the consummation of the Closing, any such assignment shall not release or relieve Buyer of any liability hereunder.

Section 9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Section 9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

Section 9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile signature pages shall be effective for purposes of this Section 9.11.

Section 9.12 Exhibits. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

(a)	Exhibit A, Legal description of the Land;

(b)	Exhibit B, List of Tangible Personal Property;

(c)	Exhibit C, List of Property Information;

(d)	Exhibit D, Certification;

(e)	Exhibit E, List of Contracts;

(f)	Exhibit F, Rent Roll;

(g)	Exhibit G, Form of the Deed;

(h)	Exhibit H, Bill of Sale;

(i)	Exhibit I, Lease Assignment;

(j)	Exhibit J, Contract Assignment; and

(k)	Exhibit K, Adjoining Property.

Section 9.13 Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party. In addition, (i) such exchange shall not extend or otherwise delay the Closing, (ii) the non-exchanging party shall not be required to take title to other real property or otherwise assume any additional liabilities in connection with such exchange, (iii) the consummation or accomplishment of the exchange shall not be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (iv) notwithstanding that in connection with such exchange, the Property may be conveyed to an accommodation entity or other intermediary, all representations, warranties, covenants and agreements of Seller and Buyer pursuant to this Agreement shall continue to be made by and bind both parties, shall survive any such conveyance, shall continue in favor of and for the benefit of the other party and shall be enforceable by either party against the other party, as though the Property had been conveyed directly by Seller to Buyer, and (iv) the exchange shall in no way reduce, abridge or modify any of either party’s obligations or duties, or any of either party’s rights or remedies hereunder. The non-exchanging party will have no liability if the exchange is not consummated or in the event the exchanging party does not achieve the desired tax treatment.

Section 9.14 As-Is Sale. EXCEPT FOR THE REPRESENTATIONS EXPRESSLY PROVIDED BY SELLER PURSUANT TO THIS AGREEMENT, BUYER AGREES (I) THAT IT IS PURCHASING THE PROPERTY ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS AND BASED EXCLUSIVELY ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS AND/OR ITS OWN INVESTIGATION AND EXAMINATION OF THE PROPERTY, (II) THAT NEITHER SELLER NOR ITS EMPLOYEES, MEMBERS, PARTNERS, OFFICERS, DIRECTORS, TRUSTEES, PRINCIPALS, AGENTS, CONSULTANTS, AFFILIATES, PARENTS, BROKERS, PROPERTY MANAGERS, ASSET MANAGERS, ATTORNEYS, CONTRACTORS, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, “REPRESENTATIVES”) HAVE MADE, AND SELLER AND ITS REPRESENTATIVES DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY

WARRANTY, REPRESENTATION, COVENANT, AGREEMENT OR GUARANTEE OF ANY KIND OR CHARACTER WHETHER EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO ANY MATTER PERTAINING TO THE PROPERTY.

BUYER ACKNOWLEDGES THAT AS OF THE CLOSING DATE, BUYER WILL HAVE INSPECTED THE PROPERTY AND OBSERVED ITS PHYSICAL CHARACTERISTICS AND CONDITIONS AND WILL HAVE HAD THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS AND STUDIES ON OR OVER THE PROPERTY AND ADJACENT AREAS AS IT DEEMS NECESSARY AND, EXCEPT FOR THE EXCEPTED CLAIMS (AS HEREINAFTER DEFINED), HEREBY WAIVES ANY AND ALL OBJECTIONS TO OR COMPLAINTS REGARDING THE PROPERTY AND ITS CONDITION, INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE OR COMMON LAW-BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CLAIMS RELATING TO CERCLA, RCRA, PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING STRUCTURAL AND GEOLOGICAL CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS, AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS MATERIALS ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY. BUYER FURTHER ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE PROPERTY AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS MATERIALS OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.

Section 9.15 Seller Release from Liability. Except with respect to the Seller’s representations or as otherwise expressly provided in this Agreement or in the documents delivered at Closing, Buyer hereby fully and forever waives, and Seller hereby fully and forever disclaims and shall not be liable or bound in any manner by, any and all warranties, guarantees, promises, statements, representations or information of whatever type or kind with respect to the Property, whether express, implied or otherwise, including warranties of fitness for a particular purpose, tenantability, habitability or use. Buyer agrees that:

(a) Except for any Claims (as hereinafter defined) arising out of a breach or default by Seller under this Agreement (including a breach of any of Seller’s representations and warranties in Article 4) or the documents delivered at Closing executed by Seller (collectively, “Excepted Claims”), Buyer and anyone claiming by, through or under Buyer hereby waives its right to recover from and fully and irrevocably releases Seller and Seller’s employees, officers, directors, trustees, shareholders, members, partners, representatives, agents, servants, attorneys, affiliates, parents, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations in its behalf (“Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, claims, actions or causes of actions, including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”), arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be hazardous materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines or common law), valuation, salability or utility of the Property, condition of title to the Property, compliance with any applicable federal, state or local law, rule or regulations or common law with respect to the Property, or the Property’s suitability for any purposes whatsoever, and any information furnished by the Released Parties in connection with this Agreement.

(b) Except for the Excepted Claims, Buyer agrees that under no circumstances will it make any claim against, bring any action, cause of action or proceeding against, or assert any liability upon, Seller as a result of the inaccuracy, unreliability or insufficiency of, or any defect or mistake in, any of the Property Information, and Buyer hereby fully and forever releases, acquits and discharges Seller of and from any such claims, actions, causes of action, proceedings or liability, whether known or unknown. This release expressly includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release of Seller.

(c) To the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of the realization, and that Buyer nevertheless hereby intends to release, discharge and acquit the Released Parties from any and all Claims, except for Excepted Claims.

Section 9.16 Rule 3-14 Audit and SEC Filing Requirements. Subsequent to the Closing Date and no later than one (1) calendar year subsequent to the Closing Date, Buyers auditor may conduct an audit, as may be required of Buyer pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “Audit”), of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Audit Period”). Seller shall reasonably cooperate (at no cost or liability of any kind to Seller) with Buyer’s auditor in the conduct of the Audit. Without limiting the foregoing, (a) Buyer or its designated independent or other auditor may audit the operating statements of the Property, at Buyers expense and, upon Buyer’s reasonable prior written request, Seller shall allow Buyer’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Audit Period as necessary to conduct the Audit; and (b) Seller shall use reasonable efforts to provide to Buyer such existing financial information as may be reasonably required by Buyer and required for Buyer’s auditors to conduct the Audit, provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Sellers accountants or the applicable property or asset manager, at no cost or liability of any kind to any of such parties, and in the format the Seller has maintained such information.

Section 9.17 Restricted Use on Adjoining Property. Seller and Buyer shall negotiate appropriate use restrictions on that certain property described on Exhibit K attached hereto prior to the Title Objection Deadline.

[Signature page to follow]

Executed to be effective as of the Effective Date.

SELLER:
LUMA AT WEST PALM BEACH, LLC, a Delaware limited liability company

By:	Luma Communities, LLC a Florida limited liability company, its Manager

By:

Name:	Charles M. Scardina, Jr.
Title:	Manager

Date: March 22, 2019

BUYER:

Cottonwood Communities O.P., LP a Delaware limited partnership

By:

Name:	Gregg T. Christensen
Title:	Chief Legal Officer

Date: March 26, 2019

The undersigned Escrow Holder hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the         , day of              2019, and (ii) the _____ Dollars ($                ) earnest money deposit on the              day of ___, 2019, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement. Seller and Buyer hereby designate the Escrow Holder as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Holder, by its execution below, hereby accepts such designation.

First American Title Insurance Company

By:

Name:

Title:

Signature Page to Purchase and Sale Agreement

EXHIBIT A

TO PURCHASE AND SALE AGREEMENT

LEGAL DESCRIPTION OF LAND

RESIDENTIAL PARCEL A

A PORTION OF TRACT 22, BLOCK 1, PALM BEACH FARMS CO. PLAT NO. 9, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 5, PAGE 58, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF SAID TRACT 22, BLOCK 1; THENCE, ALONG THE WEST LINE OF SAID TRACT 22, SOUTH 00°57’31” EAST, A DISTANCE OF 70.05 FEET TO A POINT OF INTERSECTION WITH THE NORTH LINE OF THE SOUTH 5 FEET OF THE NORTH 75 FEET OF SAID TRACT 22, BLOCK 1 AND THE POINT OF BEGINNING;

THENCE, DEPARTING SAID WEST LINE AND ALONG SAID NORTH LINE, SOUTH 88°45’30” EAST, A DISTANCE OF 252.05 FEET TO A POINT OF INTERSECTION WITH THE WEST LINE OF COMMERCIAL PARCEL B; THENCE, DEPARTING SAID NORTH LINE AND ALONG SAID WEST LINE, SOUTH 01°01 ‘07” EAST, A DISTANCE OF 120.95 FEET; THENCE, CONTINUING ALONG SAID WEST LINE, SOUTH 45°19’55” WEST, A DISTANCE OF 99.36 FEET TO A POINT OF INTERSECTION WITH THE SOUTH LINE OF COMMERCIAL PARCEL B; THENCE, ALONG SAID SOUTH LINE, NORTH 88°58’53” EAST, A DISTANCE OF 320.19 FEET TO THE SOUTHEAST CORNER OF COMMERCIAL PARCEL B; THENCE, DEPARTING SAID SOUTH LINE, SOUTH 01°59’58” EAST, A DISTANCE OF 238.32 FEET; THENCE SOUTH 00°56’53” EAST, A DISTANCE OF 505.85 FEET TO A POINT OF INTERSECTION WITH THE SOUTH LINE OF AFORESAID TRACT 22; THENCE, ALONG SAID SOUTH LINE, SOUTH 88°57’31” WEST, A DISTANCE OF 652.00 FEET TO THE SOUTHWEST CORNER OF SAID TRACT 22; THENCE, ALONG THE AFORESAID WEST LINE OF TRACT 22, NORTH 00°57’31” WEST, A DISTANCE OF 232.35 FEET TO THE SOUTHWEST CORNER OF THAT PARCEL OF LAND CONVEYED TO PALM BEACH COUNTY BY WARRANTY DEED RECORDED IN OFFICIAL RECORD BOOK 3246, PAGE 756, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, THENCE, ALONG THE SOUTH LINE OF SAID DEED, NORTH 89°02’29” EAST, A DISTANCE OF 61.00 FEET TO THE SOUTHEAST CORNER OF SAID DEED; THENCE, ALONG THE EAST LINE OF SAID DEED, NORTH 00°57’31” WEST, A DISTANCE OF 30.00 FEET TO THE NORTHEAST CORNER OF SAID DEED; THENCE, ALONG THE NORTH LINE OF SAID DEED, SOUTH 89°02’29” WEST, A DISTANCE OF 61.00 FEET TO THE NORTHWEST CORNER OF SAID DEED AND A POINT OF INTERSECTION WITH AFORESAID WEST LINE OF TRACT 22; THENCE, ALONG SAID WEST LINE, NORTH 00°57’31” WEST, A DISTANCE OF 684.03 FEET TO THE POINT OF BEGINNING.

SAID LANDS SITUATE IN THE CITY OF WEST PALM BEACH, PALM BEACH COUNTY, FLORIDA. CONTAINING 530,521 SQUARE FEET OR 12.179 ACRES, MORE OR LESS.

A-1

EXHIBIT B

TO PURCHASE AND SALE AGREEMENT

LIST OF TANGIBLE PERSONAL PROPERTY

[Attached]

B-1

EXHIBIT C

TO PURCHASE AND SALE AGREEMENT

PROPERTY INFORMATION

[Attached]

EXHIBIT D

TO PURCHASE AND SALE AGREEMENT

CERTIFICATION

THIS CERTIFICATION is made this                  day of                             , 2019, by                               , a                                  , hereinafter referred to as “Seller” for the benefit of                                   , a                                      , hereinafter referred to as “Buyer.”

WITNESSETH:

WHEREAS, Seller is the owner of that certain real property and apartments located thereon known as                                                               located at                                                        , more particularly described on Exhibit A attached hereto and incorporated herein by reference (hereinafter referred to as the (“Property”); and

WHEREAS, Seller has agreed to sell the Property to Buyer in accordance with the terms and conditions of that certain Purchase and Sale Agreement dated as of                                 , 2019, (the “Agreement”); and

WHEREAS, pursuant to the terms of the Agreement, Seller is required to certify certain of the Property Information, and any updates thereto, as more particularly set forth on Exhibit C to the Agreement (each a “Certified Document”).

NOW, THEREFORE, Seller hereby certifies for the benefit of Buyer as follows:

1. With respect to each “Certified Document” delivered by Seller to Buyer pursuant to the requirements of the Agreement, Seller hereby represents and warrants that each of such Certified Document, including any updates thereto, are true and correct in all material respects as of the date of delivery to Buyer.

2. Seller acknowledges this Certificate will be relied upon by Buyer (and any successor or assignee of its right to purchase the Property) in connection with Buyer’s intended acquisition of the Property and confirms that the statements contained herein are true and correct in all material respects.

, a

By:
Name:
Its:

D-1

EXHIBIT E

TO PURCHASE AND SALE AGREEMENT

LIST OF CONTRACTS

[Attached]

E-1

EXHIBIT F

TO PURCHASE AND SALE AGREEMENT

RENT ROLL

[Attached]

EXHIBIT G

TO PURCHASE AND SALE AGREEMENT

FORM OF DEED

[To be provided by local counsel]

G-1

EXHIBIT H

TO PURCHASE AND SALE AGREEMENT

BILL OF SALE

(                                     )

THIS BILL OF SALE is executed as of the                  day of                     , 2019, by                                                                                   (“Seller”):

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, Seller does hereby grant, bargain, sell, convey, assign, transfer, and set over unto                        (“Buyer”), free and clear of all liens, debts or encumbrances, all fixtures, furniture, equipment, furnishings, and other personal property owned by Seller located on that certain real property commonly known as the                                         , located in                     ,                 and more particularly described on Exhibit A attached hereto (“Property”) or used in connection with the ownership, operation or management of the Property, including without limitation those items set forth on Exhibit B attached hereto (“Personal Property”) which Property has been sold by Seller to Buyer as of the date hereof.

Seller does hereby covenant that it will forever warrant and defend the Personal Property against all persons whomsoever claiming by, through or under Seller or its predecessors in interest.

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale as of the day and year first above written.

SELLER:

Exhibits

Exhibit A:         Legal Description

Exhibit B:         List of Tangible Personal Property

H-1

EXHIBIT I

TO PURCHASE AND SALE AGREEMENT

ASSIGNMENT AND ASSUMPTION OF LEASES

AND SECURITY DEPOSITS

(                                                 )

This Assignment, effective as of the              day of                     , 2019, is made by and between                                          (“Assignor”), and                                                                       (“Assignee”):

In consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Property. The “Property” means the real property located in                                     , commonly known as the                                                      , which is legally described in Exhibit A attached to this Assignment, together with the building, structures and other improvements located thereon.

2. Leases. The “Leases” means the leases affecting the Property, more particularly described in the Exhibit B certified rent roll attached to this Assignment.

3. Security Deposits. “Security Deposits” means the refundable security and other refundable deposits held by or for Assignor on account of tenants under the Leases with respect to which Assignee received a credit at the closing of the transaction pursuant to this Assignment. The Security Deposits are also set forth in the attached Exhibit B certified rent roll.

4. Assignment. Assignor hereby grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the Leases and the Security Deposits.

5. Assumption. Assignee hereby assumes the covenants, agreements and obligations of Assignor as landlord or lessor under the Leases which are applicable to the period and required to be performed from and after the date of this Assignment, but not otherwise, and Assignee further assumes all liability of Assignor for the proper refund or return of the Security Deposits if, when and as required by the Leases. No person or entity, other than Assignor, shall be deemed a beneficiary of the provisions of this Section 5.

6. Indemnification. Assignor shall indemnify and hold Assignee harmless from and against all obligations of the “lessor” or “landlord” under the Leases to the extent such obligations were applicable to the period and required to be performed prior to the date of this Assignment. Assignee shall indemnify and hold Assignor harmless from and against all obligations of the “lessor” or the “landlord” under the Leases to the extent that such obligations are applicable to the period and required to be performed from and after the date of this Assignment.

7. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

8. Power and Authority. Each party represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this

I-1

Assignment on behalf of such party represents and warrants to the other party that he or she is fully empowered and authorized to do so.

9. Counterparts. This Assignment may be executed in several counterparts, each of which shall be deemed an original, but all of, which shall constitute one agreement, binding on all parties.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the date first written above.

ASSIGNOR:

a

By:

Name:

Its:

ASSIGNEE:

a

By:

Name:

Its:

[ADD ACKNOWLEDGEMENTS]

Exhibits

Exhibit A: Legal Description

Exhibit B: Rent Roll

I-2

EXHIBIT J

TO PURCHASE AND SALE AGREEMENT

ASSIGNMENT AND ASSUMPTION OF

SERVICE CONTRACTS AND INTANGIBLES

(                                                      )

THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS AND INTANGIBLES (this “Assignment”) is entered into as of the         day of             , 2019, by and between                                                           (“Assignor”), and                                                               (“Assignee”), who agree as follows:

1. Property. The “Property” means the real property located in                                                  , commonly known as                                                           and legally described in Exhibit A attached to this Assignment, together with the building, structures and other improvements located thereon.

2. Service Contracts. “Service Contracts” means those maintenance, supply and service agreements, equipment leases, utility agreements, rights under bonds, and similar agreements relating to the Property that have been approved by Assignee.

3. Intangibles. “Intangibles” means, to the extent assignable by Assignor, those records in Grantor’s possession (if any) respecting plans, specifications, building permits, certificates of occupancy, signs, maintenance supplies, utilities, permits, approvals, studies, surveys, guaranties, warranties, construction warranties and any other similar items, relating to the Property.

4. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the Service Contracts and the Intangibles. Assignor shall continue to be responsible for and shall perform and satisfy its obligations under the Service Contracts insofar as such obligations relate to the period on or before the date of this Assignment.

5. Assumption. Assignee hereby assumes the covenants, agreements and obligations of Assignor under the Service Contracts which are applicable to the period and required to be performed from and after the date of this Assignment, but not otherwise. No person or entity other than Assignor shall be deemed a beneficiary of the provisions of this Section 5.

6. Indemnification. Assignor shall indemnify and hold harmless Assignee from and against all obligations of the Assignor under the Service Contracts to the extent such obligations were applicable to the period and required to be performed prior to the date of this Assignment. Assignee shall indemnify and hold harmless Assignor from and against all obligations assumed by the Assignee under the Service Contracts to the extent that such obligations are applicable to the period and required to be performed from and after the date of this Assignment.

7. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

8. Power and Authority. Each party represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this

Assignment on behalf of such party represents and warrants to the other party that he or she is fully empowered and authorized to do so.

9. Counterparts. This Assignment may be executed in several counterparts, each of which shall be deemed an original, but all of, which shall constitute one agreement, binding on all parties.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

ASSIGNOR:

a

By:

Name:

Its:

ASSIGNEE:

a

By:

Name:

Its:

Exhibit A: Legal Description

EXHIBIT K

ADJOINING LAND

PARCEL B, OKEECHOBEE COMMONS, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 122, PAGES 54 AND 55 OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA.

TOGETHER WITH A PORTION OF TRACT 22, BLOCK 1, PALM BEACH FARMS CO. PLAT NO. 9, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 5, PAGE 58, OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF PARCEL B, OKEECHOBEE COMMONS, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 122, PAGES 54 AND 55 OF THE PUBLIC RECORDS OF PALM BEACH COUNTY, FLORIDA; THENCE N00°56’53”W ALONG THE NORTHERLY PROLONGATION OF THE EAST LINE OF SAID PARCEL B, A DISTANCE OF 70.05 FEET TO A POINT OF INTERSECTION WITH A LINE 70.00 FEET NORTH OF AND PARALLEL WITH THE NORTH LINE OF SAID PARCEL B; THENCE N88°45’30”W ALONG SAID PARALLEL LINE, A DISTANCE OF 405.09 FEET; THENCE S00°57’27”E, A DISTANCE OF 68.12 FEET TO A POINT OF CURVATURE TO THE LEFT HAVING A RADIUS OF 10.00 FEET, CENTRAL ANGLE OF 11°10’39”; THENCE SOUTHERLY ALONG THE ARC A DISTANCE OF 1.95 FEET TO A POINT OF INTERSECTION WITH THE NORTH LINE OF PARCEL A OF SAID OKEECHOBEE COMMONS PLAT; THENCE S88°45’30”E ALONG SAID NORTH LINE OF PARCELS A AND B, A DISTANCE OF 404.89 FEET TO THE POINT OF BEGINNING.

CONTAINING 28,356 SQUARE FEET/0.6510 ACRES, MORE OR LESS.